RATE VOLUME ANALYSIS

                       The following table represents a summary of the changes in interest earned and interest paid as a result of changes in rates and changes in volumes.
                       For each category of earning assets and
interest-bearing liabilities, information is provided with respect to changes attributable to change in rate (change in rate multiplied by old volume) and change in volume (change in volume multiplied by old rate). The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                       YEAR-TO-DATE FIGURES AS OF MARCH 31, 1995
                           COMPARED TO MARCH 31, 1994
                                    INCREASES
                                    (DECREASES)
                                    DUE TO:
                                     VOLUME         RATE            NET
          LOANS                     $531,976       $191,797      $723,773
          TAXABLE SECURITIES        $144,754       $145,021       289,775
          TAX EXEMPT SECURITIES         $793         $9,926        10,719
          FEDERAL FUNDS SOLD AND
            MONEY MARKET FUNDS       ($6,792)        $7,045           253
            TOTAL EARNING ASSETS     670,731       $353,789     1,024,520

          DEPOSITS                  $179,251       $279,541       458,792
          BORROWINGS                 $29,614       $201,879       231,493
          TOTAL INTEREST
            BEARING LIABILITIES     $208,865       $481,420      $690,285

          NET CHANGE IN INTEREST    $461,866     ($127,631)      $334,235

                        YEAR-TO-DATE FIGURES AS OF MARCH 31, 1994
                            COMPARED TO MARCH 31, 1993
                                    INCREASES
                                    (DECREASES)
                                    DUE TO:

                                   VOLUME         RATE           NET
          LOANS                   $417,759     ($244,629)      $173,130
          TAXABLE SECURITIES       $33,272     ($241,806)    10,528,884
          TAX EXEMPT SECURITIES   ($10,083)      ($2,986)       (13,069)
          FEDERAL FUNDS SOLD AND
            MONEY MARKET FUNDS     $11,142          $841         11,983





              TOTAL EARNING ASSETS $452,090    ($488,580       ($36,490)

          DEPOSITS                 $85,356     ($198,579)    10,624,195
          BORROWINGS               $53,058      ($27,188)        25,870


               TOTAL INTEREST
               BEARING LIABILITIES       $138,414     ($225,767)   $87,353)
             NET CHANGE IN INTEREST      $313,676     ($262,813)   $50,863

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